Exhibit 99.1

NVIDIA REPORTS RECORD REVENUE FOR THE FIRST QUARTER OF FISCAL YEAR 2006

Company Achieves Record Revenue; Net Income Increases 202 Percent Year-Over-Year

SANTA CLARA, CA - May 12, 2005 - NVIDIA Corporation (Nasdaq: NVDA) today reported financial results for the first quarter of fiscal 2006 ended May 1, 2005.

For the first quarter of fiscal 2006, revenue increased to a record $583.8 million, compared to $471.9 million for the first quarter of fiscal 2005, an increase of 24 percent.  Net income for the first quarter of fiscal 2006 was $64.4 million, or $0.36 per diluted share, compared to net income of $21.3 million, or $0.12 per diluted share, for the first quarter of fiscal 2005.

“We have solidly returned our company to growth,” stated Jen-Hsun Huang, president and CEO of NVIDIA. “We now have four exciting growth businesses - GPU, MCP, wireless media processor, and consumer electronics. In addition, our gross margin initiatives continue to deliver results ahead of schedule. Our efforts over the past two years have put us back in growth mode and have positioned us squarely at the center of the digital media revolution.”

First Quarter Fiscal 2006 Highlights

•	Gross margin improved 450 basis points over the gross margin for the first quarter fiscal 2005.
•	The NVIDIA nForce product line achieved record revenue.
•	The NVIDIA Quadro product line achieved record revenue.
•
NVIDIA and Sony Computer Entertainment executed the Definitive Agreement to jointly develop the graphics processing unit for Sony Computer Entertainment’s next-generation computer entertainment system.

•	Introduced and delivered production volume of the NVIDIA nForce™ 4 SLI™ Intel Edition media and communications processor (MCP) for Intel-based personal computers.
•	NVIDIA nForce MCPs increased their share of the AMD64 segment to 55 percent as reported by Mercury Research for the quarter ending March 31, 2005.
•
NVIDIA nForce Professional MCP shipped in its first enterprise server platform - the HP ProLiant DL145 G2 server. The ProLiant DL145 G2 is an AMD Opteron-based platform ideal for large clustered high-performance computing environments and general purpose computing requirements.

•
Introduced and delivered volume production of two new GeForce™ 6 graphics processing units (GPUs) - the GeForce 6800 Ultra 512MB and the GeForce 6200 AGP GPUs - designed for the enthusiast and value desktop segments, respectively.

•
Introduced and delivered volume production of our fastest mobile GPU to date, the NVIDIA® GeForce Go 6800 Ultra. The Dell Inspiron™ XPS Gen 2 was the first notebook available with the GeForce Go 6800 Ultra mobile GPU.

•
NVIDIA extended share from 67 percent to 70 percent from the fourth quarter of calendar 2004 to the first quarter of calendar 2005 in the Performance DX9 Desktop GPU segment as reported in Mercury Research’s First Quarter PC Graphics Report 2005.

NVIDIA will conduct a conference call with analysts and investors to discuss its first quarter fiscal 2006 financial results and current financial prospects today at 2:00 P.M. Pacific Time (5:00 P.M. Eastern Time). To listen to the call, please dial (706) 679-0543. A live Web cast (listen-only mode) of the conference call will be held at the NVIDIA investor relations Web site http://nvidia.com/ir and at http://www.streetevents.com. The Web cast will be recorded and available for replay until the Company’s conference call to discuss its financial results for its second quarter fiscal 2006.

About NVIDIA
NVIDIA Corporation is a worldwide leader in graphics and digital media processors. The Company’s products enhance the end-user experience on consumer and professional computing devices. NVIDIA graphics processing units (GPUs), media and communications processors (MCPs), and wireless media processors (WMPs) have broad market reach and are incorporated into a variety of platforms, including consumer and enterprise PCs, notebooks, workstations, PDAs, mobile phones, and video game consoles. NVIDIA is headquartered in Santa Clara, California and employs more than 2,100 people worldwide. For more information, visit the Company’s Web site at www.nvidia.com.

Certain statements in this press release including, but not limited to, the success of our strategies and initiatives, share of market segments, our collaboration with Sony, and overall growth are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, market acceptance of our new products, difficulties in the development of new and enhanced products, successful implementation of our products and technologies, manufacturing and other delays, the impact of technological development and competition, our dependence on third-party manufacturers, general industry trends including cyclical trends in the PC, handheld, consumer electronics and semiconductor industries, manufacturing costs and the pricing of components, the impact of competitive products and pricing alternatives, changes in industry standards and interfaces, and other proceedings and other risks detailed from time to time in the reports NVIDIA files with the Securities and Exchange Commission including its Form 10-K for the fiscal year ended January 30, 2005. These forward-looking statements speak only as of the date of this release. NVIDIA disclaims any obligation to update these forward-looking statements.

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Copyright © 2005 NVIDIA Corporation.  All rights reserved.  All company and/or product names may be trade names, trademarks and/or registered trademarks of the respective owners with which they are associated. Features, pricing, availability, and specifications are subject to change without notice.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	May 1,	April 25,
	2005	2004

Revenue	$583,846	$471,905

Cost of revenue	373,693	323,069

Gross profit	210,153	148,836

Operating expenses:
Research and development	85,913	77,750
Sales, general and administrative	48,058	47,206

Total operating expenses	133,971	124,956

Operating income	76,182	23,880

Interest and other income, net	4,373	2,807

Income before income tax expense	80,555	26,687

Income tax expense (A)	16,111	5,338

Net income	$64,444	$21,349

Basic net income per share	$0.38	$0.13

Diluted net income per share	$0.36	$0.12

Shares used in basic per share computation	168,647	165,171

Shares used in diluted per share computation	180,492	178,479

(A) The effective income tax rate was 20% for the three months ended May 1, 2005 and the three months ended April 25, 2004.

NVIDIA CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	May 1,	Jan. 30,
	2005	2005
ASSETS

Current assets:
Cash, cash equivalents and marketable securities	$731,512	$670,045
Accounts receivable, net	255,252	296,279
Inventories	307,759	315,518
Prepaid and other current assets	21,869	19,819
Deferred income tax asset	3,265	3,265

Total current assets	1,319,657	1,304,926

Property and equipment, net	169,236	178,955
Deposits and other assets	10,678	9,034
Goodwill	108,107	108,107
Intangible assets, net	27,416	27,514

Total assets	$1,635,094	$1,628,536

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$182,146	$238,223
Accrued liabilities	193,029	182,077
Current portion of capital lease obligations	345	856

Total current liabilities	375,520	421,156

Deferred income tax liability	20,754	20,754
Long-term liabilities	8,233	8,358

Stockholders' equity	1,230,587	1,178,268

Total liabilities and stockholders' equity	$1,635,094	$1,628,536